Exhibit 99.1

NEWS RELEASE

NASDAQ GRANTS RAMBUS ADDITIONAL FILING EXTENSION

LOS ALTOS, Calif. – November 21, 2006 – Rambus Inc. (NASDAQ: RMBS) today announced that, on November 20, 2006, the Listings Qualification Panel of The Nasdaq Stock Market, Inc. (“NASDAQ”) granted Rambus’ request for an extension to file its Form 10-Qs for the quarters ended June 30, 2006 and September 30, 2006. Pursuant to the extension, Rambus’ common stock will continue to be listed on the Nasdaq Global Select Market subject to the filing of above referenced financial statements by February 9, 2007.

The extension was granted based on Rambus’ requests to the Listings Qualification Panel of the NASDAQ Stock Market on September 21, 2006 and November 17, 2006. On November 15, 2006, Rambus received a NASDAQ staff determination letter resulting from the delay in the Company’s filing of its Form 10-Q for the quarter ended September 30, 2006, indicating that the Company failed to comply with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from the Nasdaq Global Select Market. Rambus had previously received a NASDAQ staff determination letter resulting from the delay in the Company’s filing of its Form 10-Q for the quarter ended June 30, 2006 indicating that the Company failed to comply with the filing requirements for continued listing.

As previously announced, the Audit Committee of the Rambus Board of Directors is currently conducting an independent investigation to review the Company’s historical stock option granting practices and related accounting. The Company has previously disclosed that it would not be able to file its Form 10-Q for the period ending September 30, 2006 on time while the investigation is ongoing. The Audit Committee is making every effort to complete its investigation, and the Company will make every effort to file its restated financial reports as soon as practicable after the completion of the investigation.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the Company’s financial restatements and the audit committee’s independent investigation. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the timing of financial restatements, their adequacy for continued listing on NASDAQ, or the outcome of the audit committee’s independent investigation. Actual results may differ materially. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Additional information is available at www.rambus.com.

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RMBSFN

Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com